Exhibit 99.9

103 Foulk Road
Suite 117
Wilmington, Delaware  19803

September 14, 2016

Mr. McDara P. Folan, III
Senior Vice President, Deputy General
  Counsel and Secretary
Reynolds American Inc.
401 N. Main Street
Winston-Salem, NC 27102

Re:  Waiver

Dear Dara:

We understand that, at its meeting today, the Corporate Governance, Nominating and Sustainability Committee (the “Committee”) of the Board of Directors (the “Board”) of Reynolds American Inc. (“RAI”) has agreed to recommend to the Board, at its meeting tomorrow, that the Board elect The Honorable John A. Boehner to Class II of the Board, effective immediately, and appoint Mr. Boehner to one or more Board committees, as deemed appropriate. Accordingly, Brown & Williamson Holdings, Inc. (“B&W”) hereby agrees to grant a waiver to RAI under the Governance Agreement dated as of July 30, 2004, as amended (the “Governance Agreement”), by and among RAI, B&W and British American Tobacco p.l.c., so the Board can increase the number of Directors who are not Investor Directors to 9 (a total number of Directors of 14) ; provided, however, that this increase of the number of Directors shall be allowed and this waiver shall be valid only until the date of RAI’s 2017 Annual Meeting of Shareholders, currently scheduled for May 4, 2017.

At no time may RAI take any action that would cause the number of Directors on the Board to exceed 14. In any event, by the date of the 2017 Annual Meeting, the number of Directors who are not Investor Directors will be reduced by the Board to not more than 8 and the size of the Board will be reduced by the Board to not more than 13, in accordance with Section 2.01 of the Governance Agreement.

When fully executed by all parties hereto, this letter shall constitute a waiver with regard to any provision of the Governance Agreement contrary hereto, in accordance with Section 6.02 of the Governance Agreement subject to the compliance by RAI of the terms of this letter.

McDara P. Folan, III, Esq.
September 14, 2016

Except as explicitly set forth herein, B&W reserves all of its rights under the Governance Agreement including the right to designate a replacement for any Investor Director who may leave the Board.

Very truly yours,

BROWN & WILLIAMSON HOLDINGS, INC.

By:	/s/ Timothy J. Hazlett
Name:	Timothy J. Hazlett
Title:	President

Agreed and accepted: REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III
Name:	McDara P. Folan, III
Title:	Senior Vice President, Deputy General Counsel and Secretary
Date:	9-14-2016

BRITISH AMERICAN TOBACCO P.L.C.

By:	/s/ Nicola Snook
Name:	Nicola Snook
Title:	Group Company Secretary
Date:	9-14-2016